An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion.  Dated _________2021

MHHC Enterprises, Inc.

(Exact name of issuer as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

mhhcco.com

400 Union ST SE

STE 200

Olympia, WA 98501

tel:253-336-6442

(Address, including zip code, and telephone number, including area code of issuer’s principal executive office)

6399	82-4972078
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Maximum offering of 20,000,000 Shares

This is a public offering of up to $20,000,0000 in shares of Common Stock of MHHC Enterprises, Inc. at a price between $0.01and $1.00, to be determined at the time of qualification. Offering price will be disclosed via a supplemental filing within 2 days of Qualification. The end date of the offering will be exactly 365 days from the date the Offering Circular is approved by the Attorney General of the state of New York (unless extended by the Company, in its own discretion, for up to another 90 days).

Our Common Stock currently trades on the OTC Pink market under the symbol “MHHC:OTCPink” and the closing price of our Common Stock on ___________ was $____________.  Our Common Stock currently trades on a sporadic and limited basis.

We are offering our shares without the use of an exclusive placement agent. However, the Company reserves the right to retain one. The proceeds will be disbursed to us and the purchased shares will be disbursed to the investors.  If the offering does not close, for any reason, the proceeds for the offering will be promptly returned to investors without interest.

We expect to commence the sale of the shares within two calendar days of the date on which the Offering Statement of which this Offering Circular is qualified by the Securities Exchange Commission.

See “Risk Factors” to read about factors you should consider before buying shares of Common Stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular dated _____, 2020

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

 SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to MHHC Enterprises, Inc.

Our Company

MHHC Enterprises, Inc (the “Company”) was incorporated in Nevada on February 6, 2004 as Aquagen International, Inc. On July 7, 2005, the Company changed its name to Hoodia International, Inc., and on March 19, 2008 it changed its name to Oceanic Research and Recovery, Inc. In early 2016, the Company was placed into custodianship by the courts of Nevada under a cause of action brought by shareholders as management had abandoned the Company. In August of 2017, the Company acquired/merged with McCusker & Company, Inc., changing the name of the Company to McCusker Holdings, Inc. The Company began operations providing product warranties direct to consumers. After the management team was replaced by Frank Hawley, our current CEO, the Company changed its name to MHHC Enterprises, Inc. in August of 2019.

Overview

MHHC Enterprises, Inc., (the “Company”) is a diversified holding company whose core businesses are presently composed of two subsidiaries, MHHC Warranty and Services, Inc. and MHHC Reinsurance, Inc. The Company has recently created a newly formed subsidiary, Omlbi, Inc.

The Company’s current primary revenues are generated through the sale of extended services contracts (“ESC”) sold through more than 1,000 retail locations in the United States and online over various ecommerce websites and portals. Its ESC’s warranty services provide original equipment manufacturers (“OEM”) customers with extended warranties for consumer electronics and other related products that are supported with help desk and other warranty administration support. The Company’s clients currently include OEM’s, retailers, underwriters and third-party administrators (“TPA’s).

In an effort to accelerate the growth of the Company’s ESC services, the Company is currently undertaking an expansion strategy to develop, build, license and acquire various products and services for sale through a proprietary internally developed online ecommerce platform. The Company, through a a newly formed wholly owned subsidiary, Ombli, Inc.. shall further integrate its ecommerce platform with a streamlined easy to use customer focused process that will directly link its ecommerce platform with the Company’s ESC warranty services, providing customers with ecommerce linked products and services coupled with warranty services.

Our Strategy

The Company currently works with various OEM’s, retailers, underwriters, and TPA’s either through retail outlets or through various ecommerce websites and portals. It is the Company’s strategy to build, develop, license and/or acquire technologies that will allow it to launch ecommerce portals and/or websites that will streamline the integration of its ESC warranty services with a cloud based platform that offers products and services that it may license, acquire, manage, or otherwise offer, with a linked ESC warranty service. In developing, building, and integrating the technology to link its ESC warranty services with those other products, the Company believes it can leverage it current ESC warranty services and expand its reach, while developing other revenue streams.

In addition to capturing additional ESC warranty services, the development of new ecommerce portals and/or websites will additionally allow the company to expand into cloud based product sales and other related services. The Company believes that by expanding and selling additional products through ecommerce activities online that it can both enhance its customer reach, develop and link complementary services, expand its technological knowledge that will allow the Company to stay competitive and relevant in a fast pace changing marketplace that is quickly adopting new technologies and strategies, and quickly build critical mass in support of creating a sustainable corporate enterprise that can defend, endure, and thrive in the current evolving marketplace. A marketplace that requires the skills and knowledge of how to operate and sell to customers virtually in a cloud based environment.

THE OFFERING

Common Stock we are offering	Maximum offering of 20,000,000 shares at a price between $0.01 per share and $1.00 per share

Common Stock outstanding before this Offering	921,500 Common Stock, par value $0.0001

Use of proceeds	The funds raised per this offering will be utilized to cover the costs of this offering and to provide working capital to obtain government licenses, purchase an extraction facility, and marketing our products. See “Use of Proceeds” for more details.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our Common Stock.

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent, although the Company may choose to engage a placement agent at its sole discretion. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Management will make its best effort to fill the subscription in the state of New York. However, in the event that management is unsuccessful in raising the required funds in New York, the Company may file a post qualification amendment to include additional jurisdictions that management has determined to be in the best interest of the Company for the purpose of raising the maximum offer.

In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH.  Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth.  In the case of an investor who is not a natural person, revenues or net assets for the investors’ most recently completed fiscal year are used instead.

The Company has not currently engaged any party for the public relations or promotion of this offering.

As of the date of this filing, there are no additional offers for shares, nor any options, warrants, or other rights for the issuance of additional shares except those described herein.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our Common Stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

This offering contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this Offering Circular, discuss the important factors that could contribute to these differences.

The forward-looking statements made in this Offering Circular relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This Offering Circular also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our Common Stock.

Risk Related to our Company and our Business

Factual claims payments exceed our reserves for losses and loss adjustment Expenses, our financial condition and results of operations could be adversely Affected.

Our success depends upon our ability to accurately assess the risks associated with the warranties that we write. We establish reserves to cover our estimated liability for the payment of all losses and loss adjustment expenses incurred with respect to premiums earned on the warranties that we write. Reserves do not represent an exact calculation of liability. Rather, reserves are estimates of what we expect to be the ultimate cost of resolution and administration of claims under the warranties that we write. These estimates are based upon actuarial and statistical projections, our assessment of currently available data, as well as estimates and assumptions as to future trends in claims severity and frequency, judicial theories of liability and other factors. We continually refine our reserve estimates in an ongoing processes experience develops and claims are reported and settled. Our insurance subsidiaries obtain an annual statement of opinion from an independent actuarial firm on these reserves.

Establishing an appropriate level of reserves is an inherently uncertain process. The following factors may have a substantial impact on our future actual losses and loss adjustment expenses experience:

- the amounts of claims payments;

- the expenses that we incur in resolving claims;

- legislative and judicial developments; and

- changes in economic conditions, including the effect of inflation.

Actual losses and loss adjustment expenses we incur under warranties that we write may be different from the amount of reserves we establish, and to the extent that actual losses and loss adjustment expenses exceed our expectations and the reserves reflected on our financial statements, we will be required to immediately reflect those changes by increasing our reserves. In addition, government regulators could require that we increase our reserves if they determine that our reserves were understated in the past. When we increase reserves, our pre-tax income for the period in which we do so will decrease by a corresponding amount. Such a downgrade could, in turn, adversely affect our ability to sell warranties.

Because we are dependent on key executives, the loss of any of these executives or our inability to retain other key personnel could adversely affect our Business.

Our success substantially depends upon our ability to attract and retain qualified employees and upon the ability of our senior management and other key employees to implement our business strategy. We believe there are only a limited number of available qualified executives in the business lines in which we compete.

If market conditions cause reinsurance to be more costly or unavailable, we maybe required to bear increased risks or reduce the level of our underwriting commitments.

As part of our overall strategy of risk and capacity management, we purchase contractual liability policies for a significant amount of risk underwritten by our warranty subsidiaries. Market conditions beyond our control determine the availability and cost of the reinsurance we purchase, which may affect the level of our business and profitability. Our reinsurance facilities are generally subject to annual renewal. We may be unable to maintain our current reinsurance facilities or obtain other reinsurance facilities in adequate amounts and at favorable rates. If we are unable to renew our expiring facilities or obtain new reinsurance facilities, either our net exposure to risk would increase or, if we are unwilling to bear an increase in net risk exposures, we would have to reduce the amount of risk we underwrite.

Our results may fluctuate as a result of many factors, including cyclical changes in the insurance industry.

Historically, the results of companies in the property and casualty insurance industry have been subject to significant fluctuations and uncertainties. The industry's profitability can be affected significantly by:

-	competition;
-	capital capacity;
-	rising levels of actual costs that are not foreseen by companies at the time they price their products;
-	volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes or terrorist attacks;
-	changes in loss reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers' liability develop; and
-	fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested assets and may affect the ultimate payout of losses.

We face significant competitive pressures in our business that could cause demand for our products to fall and adversely affect our profitability.

We compete with a large number of other companies in our selected lines of business. We compete, and will continue to compete, with major U.S. and non-U.S. insurers and other regional companies, as well as mutual companies, specialty insurance companies, underwriting agencies and diversified financial services companies. Some of our competitors have greater financial and marketing resources than we do. Our profitability could be adversely affected if we lose business to competitors offering similar or better products at or below our prices.

Because we are heavily regulated by the U.S. States in which we operate, we may be limited in the way we operate.

We are subject to extensive supervision and regulation in the U.S. states in which our warranty company subsidiaries operate. This is particularly true in those states in which our insurance subsidiaries are licensed, as opposed to those states where our insurance subsidiaries write business on a surplus lines basis. The supervision and regulation relate to numerous aspects of our business and financial condition. The primary purpose of the supervision and regulation is the protection of our insurance policyholders and not our investors. The extent of regulation varies, but generally is governed by state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments. This system of regulation covers, among other things:

-	standards of solvency, including risk-based capital measurements;
-	restrictions on the nature, quality and concentration investments;
-	restrictions on the types of terms that we can include in the warranties we offer;
-	restrictions on the way rates are developed and the premiums we may charge;
-	standards for the manner in which general agencies may be appointed;
-	certain required methods of accounting;
-	reserves for unearned premiums, losses and other purposes; and
-	potential assessments for the provision of funds necessary for the settlement of covered claims under certain warranties provided by impaired, insolvent or failed insurance companies. In light of several recent significant property and casualty insurance company insolvencies, it is likely that assessments we pay will increase.

The statutes or the state insurance department regulations may affect the cost or demand for our products and may impede us from obtaining rate increases or taking other actions we might wish to take to increase our profitability. Further, we may be unable to maintain all required licenses and approvals and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority's interpretation of the laws and regulations. Also, regulatory authorities have discretion to grant, renew or revoke licenses and approvals subject to the applicable state statutes and appeal process. If we do not have the requisite licenses and approvals (including in some states the requisite secretary of state registration) or do not comply with applicable regulatory requirements, the insurance regulatory authorities could stop or temporarily suspend us from carrying on some or all of our activities or monetarily penalize us.

In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny, and in an effort to forestall federal intervention some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the NAIC, which is an association of the insurance commissioners of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations. Changes in these laws and regulations or the interpretation of these laws and regulations could have a material adverse effect on our business.

We may require additional capital in the future that may not be available or only available on unfavorable terms.

Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that we need to raise additional funds, any equity or debt financing for this purpose, if available at all, may be on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of the common shares offered hereby. If we cannot obtain adequate capital, our business, results of operations and financial condition could be adversely affected.

Risks Related to Our Business and Industry

Risks Related to the Securities Markets and Ownership of our Equity Securities

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. Because of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	our issuance of additional securities, including debt or equity or a combination thereof;

●	announcements of technological innovations or new products by us or our competitors;

●	loss of any strategic relationship;

●	industry developments, including, without limitation, changes in healthcare policies or practices;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 200,000,000 shares of Common Stock. We have issued and outstanding, as of the date of this Offering Circular, 921,500 shares of Common Stock. Our board may generally issue shares of Common Stock, preferred stock or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of Common Stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

Anti-takeover provisions may impede the acquisition of our company.

Certain provisions of the Nevada General Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our Common Stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933 holders of restricted shares, may avail themselves of certain exemption from registration is the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registered the restricted stock. Currently, the Company has no plans of filing a registration statement with the Commission.

Securities analysts may elect not to report on our Common Stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our Common Stock, and securities analysts may not elect to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our Common Stock. If securities analysts do not cover our Common Stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our Common Stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our Common Stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if the Common Stock price appreciates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;

●	our business’ financing plans and the availability of capital;

●	potential growth opportunities available to our business;

●	the risks associated with potential acquisitions by us;

●	the recruitment and retention of our officers and employees;

●	our expected levels of compensation;

●	the effects of competition on our business; and

●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

USE OF PROCEEDS

The following Use of Proceeds is based on estimates made by management. The Company planned the Use of Proceeds after deducting estimated offering expenses estimated to be $. Management prepared the milestones based on three levels of offering raise success: 25% of the Maximum Offering proceeds raised 5,000,000), 50% of the Maximum Offering proceeds raised ($10,000,000), 75% of the Maximum Offering proceeds raised ($15,000,000) and the Maximum Offering proceeds raised of $ $20,000,000_ through the offering. The costs associated with operating as a public company are included in all our budgeted scenarios and management is responsible for the preparation of the required documents to keep the costs to a minimum.

Although we have no minimum offering, we have calculated used of proceeds such that if we raise 25% of the offering is budgeted to sustain operations for a twelve-month period. 25% of the Maximum Offering is sufficient to keep the Company current with its public listing status costs with prudently budgeted funds remaining which will be sufficient to complete the development of our marketing package. If the Company were to raise 50% of the Maximum Offering, then we would be able to expand our marketing outside the US. Raising the Maximum Offering will enable the Company to implement our full business. If we begin to generate profits, we plan to increase our marketing and sales activity accordingly.

The Company intends to use the proceeds from this offering as follows:

	If 25% of the	If 50% of the	If 75% of the	If 100% of the
	Offering is Raised	Offering is Raised	Offering is Raised	Offering is Raised
Cost of the Offering	$ 100,000.00	$ 100,000.00	$ 100,000.00	$ 100,000.00
Net Proceeds	$4,900,000.00	$ 9,900,000.00	$14,900,000.00	$19,900,000.00
Wages	$ 572,000.00	$ 1,144,000.00	$ 1,500,000.00	$ 2,000,000.00
Software & Computers	$ 75,000.00	$ 150,000.00	$ 225,000.00	$ 275,000.00
Property Acquisition and Development Costs	$2,500,000.00	$ 2,500,000.00	$ 2,991,000.00	$ 4,000,000.00
E-Commerce Infrastructure Cost (warehousing and server farms)	$ 500,000.00	$ 1,300,000.00	$ 2,800,000.00	$ 3,000,000.00
Brand Rights, and Manufacturing costs	$ 500,000.00	$ 2,500,000.00	$ 4,000,000.00	$ 5,800,000.00
Debt Repayment (1)	$ 120,000.00	$ 564,000.00	$ 564,000.00	$ 1,075,000.00
Administrative and Legal	$ 40,000.00	$ 120,000.00	$ 120,000.00	$ 250,000.00
Sales and Marketing	$ 121,000.00	$ 242,000.00	$ 300,000.00	$ 500,000.00
Working Capital	$ 572,000.00	$ 1,480,000.00	$ 2,500,000.00	$ 3,000,000.00
TOTAL	$5,000,000.00	$10,000,000.00	$15,000,000.00	$20,000,000.00

DIVIDEND POLICY

We have not declared or paid any dividends on our Common Stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

DILUTION

Purchasers of our Common Stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of Common Stock and the net tangible book value per share immediately after this offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions based on an offering price of $1.00 per share. The numbers are based on the total issued and outstanding shares of Common Stock as of December 23, 2020 and the balance sheet as of September 30, 2020.

	25%	50%	75%	100%
Net Value	$5,732,638.00	$10,732,638.00	$15,732,638.00	$20,732,638.00
# Total Shares	512,921,500	1,012,921,500	1,512,921,500	2,012,921,500
Net Book Value Per Share	$0.0112	$0.0106	$0.0104	$0.0103
Increase in NBV/Share	$(0.0455)	$(0.0461)	$(0.0463)	$(0.0464)
Dilution to new shareholders	$(0.0012)	$(0.0006)	$(0.0004)	$(0.0003)
Percentage Dilution to New	(11.76)%	(5.96)%	(3.99)%	(3.00)%

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions based on an offering price of $0.01 per share. The numbers are based on the total issued and outstanding shares of Common Stock as of December 23, 2020 and the balance sheet as of September 30, 2020.

	25%	50%	75%	100%
Net Value	$5,732,638.00	$10,732,638.00	$15,732,638.00	$20,732,638.00
# Total Shares	512,921,500	1,012,921,500	1,512,921,500	2,012,921,500
Net Book Value Per Share	$0.0112	$0.0106	$0.0104	$0.0103
Increase in NBV/Share	$(0.0455)	$(0.0461)	$(0.0463)	$(0.0464)
Dilution to new shareholders	$(0.0012)	$(0.0006)	$(0.0004)	$(0.0003)
Percentage Dilution to New	(11.76)%	(5.96)%	(3.99)%	(3.00)%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto of the Company included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Revenues

During the years ended December 31, 2019 and December 31, 2018 we generated $488,272 and $452,648 of revenues, respectively. During the nine months ended September 30, 2020 and September 30, 2019 we generated $560,512 and $369,630 of revenue, respectively.

Operating Expenses

Direct cost of revenues during the year ended December 31, 2019 amounted to $241,078 compared to $210,677 for the year ended December 31, 2018. Our direct costs were generally associated with warranty claims paid.

For the nine months ended September 30, 2020 direct costs of revenue was $317,527 compared to $216,737 for the ninemonths ended September 30, 2019 associated with warranty claims paid.

Net Loss

As a result of the foregoing, during the year ended December 31, 2019, we recorded a net loss of $70,667 compared to net income of $19,900 for the year ended December 31, 2018.

Our net income for the nine months ended September 30, 2020 was $242,985 compared to net income of $152,893 for the nine months ended September 30, 2019.

Operating Activities

During the year ended December 31, 2019, we used $72,830 in operating activities. During the year ended December 31, 2018, we used $86,493 of cash in operating activities.

For the nine months ended September 30, 2020, we generated $426,946 in operating activities as compared to cash provided of $26,019 for the nine months ended September 30, 2019.

Investing Activities

For the year ended December 31, 2019 and December 31, 2018 we used no cash in investing activities.

During the nine months ended September 30, 2020 and September 30, 2019 we used no cash in investing activities.

Financing Activities

During the year ended December 31, 2019, financing activities provided $105,548 primarily through issuance of common stock of $120,000 and the repayment of notes payable of $14,452. For the year ended December 31, 2018 financing activities generated $75,500 from the issuance of notes payable from related parties.

For the nine months ended June 30, 2020 financing activities used $166,533 primarily through the issuance of common stock issued at a discount as compared to using $15,723 for the nine months ended September 30, 2019 which was comprised of $15,723 for distributions to shareholders.

Going Concern

The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, in which it has not been successful, and/or obtaining additional financing from its shareholders or other sources, as may be required.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Management is endeavoring to increase revenue-generating operations. While priority is on generating cash from operations through the sale of the Company’s products, management is also seeking to raise additional working capital through various financing sources, including the sale of the Company’s equity and/or debt securities, which may not be available on commercially reasonable terms if at all. If such financing is not available on satisfactory terms, we may be unable to continue our business as desired and our operating results will be adversely affected. In addition, any financing arrangement may have potentially adverse effects on us and/or our stockholders. Debt financing (if available and undertaken) will increase expenses, must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the percentage ownership of our existing stockholders will be reduced, and the new equity securities may have rights, preferences or privileges senior to those of the current holders of our common stock.

Unregistered Sales of Equity Securities and Use of Proceeds

On December 28, 2020, the Company issued 12,000,000 shares to its management as founders of the new business operations at par value.

On June 13, 2019, the Company issued 600,000,000 shares of common stock (pre reverse stock split) to Raymond MacKay for services rendered for our subsidiary

Critical Accounting Policies and Estimates

Our financial statements and related public financial information are based on the application of generally accepted accounting principles in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our financial statements While all of these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our results of operations, financial position or liquidity for the periods presented in this report.

We recognize revenue on arrangements in accordance with FASB ASC No. 605, “Revenue Recognition”.  In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Use of estimates

The preparation of the unaudited financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates during the year ended December 31, 2019 and the quarter ended September 30, 2020 include the useful lives of website development cost, beneficial conversion of convertible notes payable, the valuation of derivative liabilities and the valuation of stock-based compensation.

Revenue recognition

The Company follows ASC 605-10 “Revenue Recognition” and recognizes revenue when all the conditions for revenue recognition are met: (i) persuasive evidence of an arrangement exists, (ii) collection of the fee is probable, (iii) the sales price is fixed and determinable and (iv) services have been rendered.

The Company reports its revenue at gross amounts in accordance with ASC 605-45 “Principal Agent Considerations” because it is responsible for fulfillment of the service, has substantial latitude in setting price, assumes the credit risk and it is responsible for the payment of all obligations incurred for legal and debt collection fees. The Company bears the credit risks if it does not collect the settlement fees and will be responsible to pay for fees including, but not limited to, court filing fees, collection fees, travel costs, deposition reporter, video, and transcript fees, expert fees and expenses, investigation costs, messenger and process service fees, computer-assisted legal research fees, document duplication and/or imaging expenses, electronic-data vendor fees, and any fees or costs that a court may order to pay to a party or third party.

Legal Matters

The Company has no pending legal matters at this time. However, as warranty provider, we do, from time to time, become parties to legal claims regarding denials of claims.

BUSINESS

This Offering Circular includes market and industry data that we have developed from publicly available information; various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this Offering Circular, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of such sources cited herein.

Company Overview

MHHC Enterprises, Inc., (the “Company”) is a diversified holding company whose core businesses are presently composed of two subsidiaries, MHHC Warranty and Services, Inc. and MHHC Reinsurance, Inc.

The Company’s current primary revenues are generated through the sale of extended services contracts (“ESC”) sold through more than 1,000 retail locations in the United States and online over various ecommerce websites and portals. It’s ESC’s warranty services provide original equipment manufacturers (“OEM”) customers with extended warranties for consumer electronics and other related products that are supported with help desk and other warranty administration support. The Company’s clients currently include OEM’s, retailers, underwriters and third-party administrators (“TPA’s).

In an effort to accelerate the growth of the Company’s ESC services, the Company is currently undertaking an expansion strategy to develop, build, license and acquire an online ecommerce platform and websites that will allow it to sell products that are directly linked with its ESC warranty services, in a streamlined easy to use customer focused process.

Through a new wholly owned subsidiary, Ombli, Inc., the Company shall develop, build, license and/or acquire ecommerce technologies that link products, either purchased and or under reselling or other agreements, with its ESC warranty services.

Company History

MHHC Enterprises, Inc (the “Company”) was incorporated in Nevada on February 6, 2004 as Aquagen International, Inc. On July 7, 2005, the Company changed its name to Hoodia International, Inc., and on March 19, 2008 it changed its name to Oceanic Research and Recovery, Inc. In early 2016, the Company was placed into custodianship by the courts of Nevada under a cause of action brought by shareholders as management had abandoned the Company. In August of 2017, the Company acquired/merged with McCusker & Company, Inc., changing the name of the Company to McCusker Holdings, Inc. The Company began operations providing product warranties direct to consumers. After the management team was replaced by Frank Hawley, our current CEO, the Company changed its name to MHHC Enterprises, Inc. in August of 2019.

Our Strategy

The Company currently works with various OEM’s, retailers, underwriters, and TPA’s either through retail outlets or through various ecommerce websites and portals. It is the Company’s strategy to build, develop, and/or acquire technologies that will allow it to launch ecommerce portals and/or websites that will streamline the integration of its ESC warranty services with a cloud based platform that offers products that it may license, acquire, manage, or otherwise offer, with a linked ESC warranty service. In developing, building, and integrating the technology to link its ESC warranty services with those other products, the Company believes it can leverage its current ESC warranty services and expand its reach, while developing other revenue streams.

In addition to capturing additional ESC warranty services, the development of new ecommerce portals and/or websites will additionally allow the company to expand into cloud based product sales and other related services. The Company believes that by expanding and selling additional products through ecommerce activities online that it can both enhance its customer reach, develop and link complementary services, expand its technological knowledge that will allow the Company to stay competitive and relevant in a fast pace changing marketplace that is quickly adopting new technologies and strategies, and quickly build critical mass in support of creating a sustainable corporate enterprise that can defend, endure, and thrive in the current evolving marketplace. A marketplace that requires the skills and knowledge of how to operate and sell to customers virtually in a cloud based environment.

Industry and Competitor Overview

The Company’s two distinct industries and its competitors within both its ESC Warranties business and proposed ecommerce linked expansion marketplace encompass a large variety of product types, service offerings, and delivery channels. The worldwide marketplace in which we intend to compete is evolving rapidly and intensely competitive. We will face a broad array of competitors from many different industry sectors around the world. We believe that the principal competitive factors in our businesses will include selection, price, and convenience, including fast and reliable fulfillment. Additional competitive factors will include the quality, speed, and reliability of our services and tools, as well as customers’ ability and willingness to change business practices. Some of our current and potential competitors have greater resources, longer histories, more customers, greater brand recognition, and greater control over inputs critical to our business. They may secure better terms from suppliers, adopt more aggressive pricing, pursue restrictive distribution agreements that restrict our access to supply, direct consumers to their own offerings instead of ours, lock-in potential customers with restrictive terms, and devote more resources to technology, infrastructure, fulfillment, and marketing. The Internet facilitates competitive entry and comparison shopping, which enhances the ability of new, smaller, or lesser-known businesses to compete. Our business is also subject to rapid change and the development of new business models and the entry of new and well-funded competitors. Other companies also may enter into business combinations or alliances that strengthen their competitive positions. We intend to use our flexibility and our subject matter expertise to adroitly adapt our ESC Warranty knowledge and integrate our current offerings with new ecommerce offerings that may allow us to differentiate ourselves from our competitors. We believe that this linked set of new offerings shall be enhanced by the opportunities offered from the rapidly evolving ecommerce marketplace.

Our specific industry and competitor overview in the ESC Warranties and Ecommerce marketplace is as follows:

ESC Warranties

Extended Warranty refers to any extension of manufacturer's warranty offered at the point of sale of products. It is also known as service contract/agreement and the cover only commences on completion of the original warranty. The market for extended warranty service is relatively fragment, the major players including Asurion, American International Group (AIG), Assurant, Allstate (SquareTrade), Amtrust, American Home Shield, Ally Financial, Allianz Global Assistance, Automobile Protection Corporation (APCO) , Endurance Warranty Services, CarShield, CARCHEX, Corporate Warranties India and so on. The top 5 players, namely Asurion, American International Group (AIG), Assurant, Allstate (SquareTrade) and Amtrust, account for more than 17% global market share in value in 2019. The global extended warranty service market size is projected to reach USD 134,120 million by 2026, from USD 94,660 million in 2020, at a CAGR of 6.0% during 2021-2026.

Ecommerce Platforms and Online Sales

Ecommerce (or electronic commerce) is the buying and selling of goods (or services) on the internet. It encompasses a wide variety of data, systems, and tools for online buyers and sellers including mobile shopping and online payment encryption. There are four traditional types of ecommerce, including Business to Consumer (“B2C”), Business to Business (“B2B”), Consumer to Business (“C2B”) and Consumer to Consumer (“C2C”). There is also Business to Government (“B2G”), but that is often lumped into B2B. The global retail e-commerce market size was valued at USD 4.25 trillion in 2019 and is expected to grow at a compound annual growth rate (CAGR) of 9.4% from 2020 to 2027. Increasing usage of smartphones and the convenience of purchasing daily essentials and luxury products from the comfort of home is primarily driving the growth. Moreover, the availability of a plethora of options, lower price compared to physical stores, and technology-enabled online trials of apparel and accessory are some of the other factors contributing to the burgeoning demand for retail e-commerce across the world. Additionally, the internet has revolutionized the retail industry by increasing the reach of retailers from the local area to overseas, allowing the business to reach the expediency of customer and increasing the cross-broader success. The prominent vendors competing in the market include Alibaba Group Holding Ltd, Amazon.com Inc.; Inter IKEA Systems B.V.; and Walmart Inc., but given the market’s size and breadth is made up of a very large number of small to large competitors. Companies within the marketplace are undergoing rapid and evolutionary changes in how they compete and work together. The companies are offering affordable products to cater to the demand for various goods such as grocery, office supplies, art supplies, footwear, and apparel and accessories among others. Moreover, the companies selling through ecommerce have opted for organic and inorganic growth strategies to strengthen their market position. For instance, in May 2019, the e-commerce platform Shopify acquired a New York-based wholesale good selling platform called “Handshake” to expand its service and product portfolio. Furthermore, in March 2020, IKEA partnered with Alibaba to open IKEA’s virtual store on Alibaba e-commerce platform called Tmall, which will help in reaching customers of China. The companies are utilizing ecommerce platforms and website are engaging in partnerships, mergers, and acquisitions, aiming to strengthen their product portfolio, improve their reach with a better chain across the countries and regions. For instance, In June 2018, IKEA partnered with Adidas, Lego, and Sonos to expand its product portfolio. Also, in May 2018, Walmart acquired Flipkart to expand its reach in the market, while maintaining the Flipkart brand to remain distinct from that of Walmart. Furthermore, in December 2018, Walmart entered into a partnership with Walmart under its revamping strategy to open its first eCommerce store in Japan. The company is strengthening its market position while competing at a global level with giants such as Alibaba and Amazon. The industry and the competitor profile is made up of an ever growing number of players that are developing and evolving new products and solutions that offer large growth opportunities among its participants.

Government Regulation

We are and given our plans to expand further into ecommerce subject to general business regulations and laws, as well as regulations and laws specifically governing the Internet, physical, e-commerce, and omnichannel retail, digital content, web services, electronic devices, artificial intelligence technologies and services, and other products and services that we currently or may offer to sell in the future. These regulations and laws cover taxation, privacy, data protection, copyrights, electronic device certification, electronic contracts and other communications, consumer protection, web services, the provision of online payment services, registration, licensing, and information reporting requirements, the design and operation of websites, the characteristics, legality, and quality of products and services, product labeling and other matters. It is not clear how existing laws governing issues such data protection, and personal privacy apply to aspects of our operations such as the Internet, e-commerce, digital content, web services, electronic devices, and artificial intelligence technologies and services.

Employees

As of September 30, 2020, the Company currently has two full time employees and 1 part time.

Property

The Company’s primary office, assets and operational headquarters at 400 Union St SE Suite 200 in Olympia, WA.

MANAGEMENT

Directors of the corporation are elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Officers of the corporation are appointed by the Board of Directors to a term of one year and serves until a successor is duly appointed and qualified, or until he or he is removed from office. The Board of Directors has no nominating, auditing or compensation committees. The Board of Directors also appointed our officers in accordance with the Bylaws of the Company, and per employment agreements negotiated between the Board of Directors and the respective officer. C. Officers listed herein are employed at the whim of the Directors and state employment law, where applicable.

The name, address, age and position of our officer and director is set forth below:

Name	Age	First Year as a Director or officer	Office(s) held
Frank Hawley	64	2017	Director, CEO
Raymond MacKay	64	2018	Director

The term of office of each director of the Company ends at the next annual meeting of the Company’s stockholders or when such director’s successor is elected and qualifies. No date for the next annual meeting of stockholders is specified in the Company’s bylaws or has been fixed by the Board of Directors. The term of office of each officer of the Company ends at the next annual meeting of the Company’s Board of Directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualifies.

Directors are entitled to reimbursement for expenses in attending meetings but receive no other compensation for services as directors. Directors who are employees may receive compensation for services other than as director. No compensation has been paid to directors for services.

Biographical Information

Frank Hawley – Director/CEO

Frank Hawley brings years of leadership and executive management experience to his role as Chief Executive Officer of MHHC Enterprises, Inc. He formerly served as a Policy and Budget Manager for a governmental agency in Washington where he was an executive level senior policy advisor for strategic statewide policy issues. He focused on leading his team to consistently managing key initiatives, planning and strategic decisions. .. His tenured experience includes developing, implementing, and managing multi-million-dollar operating budgets. Prior to that, he also served as a Licensing Division Manager where he had oversight of key compliance, licensing, and policy issues. He oversaw leading a team of 30 team members while strategically allocating scarce resources and prioritizing business initiatives for organizational success. His extensive accomplishments include the mechanization of many financial and point-of-sales transaction that reduce overhead, streamlined the collection of $100-million in revenues, and established a 600-point of sales agent network for the State. Mr. Hawley also has had an extensive management career at AT&T working at corporate headquarters in operations, engineering, in addition too regional sales and marketing. During his career with the Fortune 100 firm, he had experience developing and implementing complex computer telephony integrated networks for large and complex global enterprises.

Raymond MacKay – Director

Raymond MacKay was raised in South Carolina where he attended and graduated from Furman University with a Bachelor of Arts degree in 1978. Later he graduated from the University of South Carolina Law School with a Juris Doctorate degree in 1982. He has worked his entire career as primarily a sole practitioner focusing on trial work as well as corporate work in Anderson, South Carolina. Besides maintaining his general law practice he also served as Assistant Solicitor for the Tenth Judicial Circuit of South Carolina and also as Municipal Court Judge for the City of Anderson, SC. He as served on the Board of Directors for MHHC Enterprises since 2018.

Executive Compensation

Name	Capacity in which Compensation was received (1)	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Frank Hawley	CEO/President	74,702	0	74,702
Raymond MacKay	Subsidiary CEO	56,777	0	56,777
TOTALS		131,479		131,479
(1)	Year to date compensation.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There are no related party transactions to report.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the shares of Common Stock beneficially owned as of December 22, 2020, by (i) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group.  Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. The footnotes below indicate the amount of unvested options for each person in the table. None of these unvested options vest within 60 days of the date hereof.

Shareholder	Class of Stock	No. of Shares	% of Class	Voting Rights	% of Voting Rights	% Voting Rights After Offering
Frank Hawley	Series A Preferred(1)	250,000	50.00	13,185,204	25.50	25.50
	Common Stock	6,213,649	48.09	6,213,649	23.56	9.25
Raymond MacKay	Series A Preferred(1)	250,000	50.00	13,185,204	25.50	25.50
	Common Stock	6,125,946	47.41	6,125,946	23.23	9.12
All Officers and Directors				38,710,003	97.79	69.37

DESCRIPTION OF CAPITAL

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

Common Stock

Voting

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast.  Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock.  Any decision to pay dividends on our Common Stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future.  See “Dividend Policy.”  The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our Common Stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Series A Preferred Stock

We have designated 500,000 shares of Series A Preferred Stock, par value $0.0001, of which we currently have 500,000 shares issued and outstanding.

Voting

Except as otherwise provided herein or by law, the shares of the Series A Preferred Stock shall be entitled to vote with the shares of the Company’s Common Stock at any annual or special meeting of the stockholders of the Company. Together, collectively and in their entirety, all Holders of Series A Preferred Stock shall have voting rights equal to exactly fifty-one percent (51%) of all voting rights available at the time of any vote. The Holders of Series A Preferred Stock, through the ownership of this Series A Preferred Stock, have the voting power to act on behalf of the Company, to call a special meeting of the shareholders, to remove and/or replace the Board of Directors or management or any individual members thereof in the event that one or more of the foregoing has done, or failed to do, anything which, in his sole judgment, will materially and adversely impact the business of the Company in any manner whatsoever, including, but not limited to, any violations of any state or federal securities laws, or any action which could cause the bankruptcy, dissolution, or other termination of the Company.

Conversion Rights

The Series A Preferred Stock have no conversion rights.

Liquidation Rights

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders shall be entitled to receive out of the assets of the Company whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the holder's pro rata share of the assets and funds of the Company to be distributed, less any amount of indebtedness of the Company, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders shall be distributed among the holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Limitations on Liability and Indemnification of Officers and Directors

Nevada law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors.  Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Nevada law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be.  Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by [state of inc] law.  We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities.  We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

Our transfer agent is Transfer Online, Inc. with offices 512 SE Salmon Street, Portland, OR 97214. They can be found online at: www.transferonline.com. Transfer Online is duly registered with the Securities and Exchange Commission.

SHARE ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of Common Stock that may be sold in the future.

Upon the successful completion of this offering, we will have 32,921,500outstanding shares of Common Stock if we complete the maximum offering hereunder.  All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 5% stockholders.

Rule 144

Shares of our Common Stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of Common Stock then outstanding, which will equal about 329,215 shares if fully subscribed; or

●	the average weekly trading volume of the unrestricted Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

The Offering will be sold by our officers and directors.

This is a self-underwritten offering. This Offering Circular is part of an exemption under Regulation A that permits our officers and directors to sell the Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. After the qualification by the Commission and acceptance by those states where the offering will occur, the Officer and Directors intends to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdictions only. We do not intend to use any mass-advertising methods such as the Internet or print media. Officers and Directors will also distribute the Offering Circular to potential investors at meetings, to their business associates and to his friends and relatives who are interested the Company as a possible investment, so long as the offering is an accordance with the rules and regulations governing the offering of securities in the jurisdictions where the Offering Circular has been approved. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Terms of the Offering

The Company is offering on a best-efforts, self-underwritten basis a maximum of 20,000,000 shares of its Common Stock. The Company will determine a final offer price within 2 days of Qualification which shall be between $0.01 and $1.00 totaling 20,000,000 shares.

The Company is offering, on a best-efforts, self-underwritten basis, a maximum of 400,000,000 shares of its Common Stock at a fixed price to be determined upon qualification of the Form 1-A filing. The price shall be fixed for the duration of the offering, unless an amendment is properly filed with the Commission. There is no minimum investment required from any individual investor. The shares are intended to be sold directly through the efforts of our officers and directors. The shares are being offered for a period not to exceed 360 days. The offering will terminate on the earlier of: (i) the date when the sale of all shares is completed, or (ii) 360 days from the effective date of this document. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by Eilers Law Group, P.A.

EXPERTS

None

REPORTS

As a Tier 1, Regulation A filer, we are not required to file any reports.

PART III EXHIBITS

EXHIBIT INDEX

Exhibit No.	Document Title	Date of File
2.1	Articles of Incorporation	02/01/2004
2.2	Bylaws	N/A
2.3	Certificate of Designation	02/06/2004
2.4	Certificate of Amendment	11/23/2004
2.5	Certificate of Amendment	07/07/2005
2.6	Certificate of Amendment	03/19/2008
2.7	Certificate of Amendment	04/09/2010
2.8	Certificate of Amendment by Custodian	10/17/2016
2.9	Amended and Restated Articles	10/17/2016
2.10	Certificate of Amendment	03/13/2017
2.11	Certificate of Amendment	03/21/2017
2.12	Certificate of Amendment	04/06/2017
2.13	Certificate of Amendment	06/14/2017
2.14	Certificate of Amendment	08/22/2017
2.15	Certificate of Correction	11/01/2017
2.16	Certificate of Amendment	08/16/2018
2.17	Certificate of Designation	04/25/2019
2.18	Amended and Restated Articles	09/26/2020
2.19	Certificate of Change Pursuant to NRS 78.209 (stock split)	09/23/2020
4.1	Subscription Agreement	N/A
7.1	Articles of Merger (incl. plan of merger)	06/15/2017
12.1	Consent of Issuer’s Counsel	N/A

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Olympia, Washington on this 7th day of January 2021.

By:	/s/ Frank Hawley
Frank Hawley Chief Executive Officer Principal Financial Officer Principal Accounting Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Frank Hawley
Frank Hawley Director

By:	/s/ Raymond MacKay
Raymond MacKay Director

INDEX TO FINANCIAL STATEMENTS

MHHC Enterprises, Inc.

Financial Statements

MHHC Enterprises, Inc.

Balance Sheets

(Unaudited)

	December 31, 2019	December 31, 2018
Assets
Current Assets
Cash	$33,248	$531
Accounts receivable	466,580	333,416
Other current assets	383,807	383,807
Total current assets	883,635	717,754

Total Assets	$883,635	$717,754

Liabilities and Members Equity
Current liabilities
Accounts payable	$35,773	$7,864
Credit cards	—	1,763
Payroll liabilities	—
Total current liabilities	35,773	9,627

Long term liabilities
Accrued warranty claims	315,354	210,499
Joint venture shares payable	—
Notes payable	25,500	39,952
Total current liabilities	340,854	250,451

Total Liabilities	376,627	260,078

Stockholder's Equity
Preferred Stock Series A; par value $0.0001; 25,000,000 authorized 500,000 issued and outstanding as of June 30, 2020 and 0 outstanding as of June 30, 2019	50	50
Common Stock; par value $0.001; 7,000,000,000 authorized; 6,819,266,511 and 5,769,266,511 issued and outstanding as of June 30, 2020 and June 30, 2019, respectively	681,927	621,927
Discount on Common stock issuances	—	—
Additional paid in capital	485,580	425,580

Accumulated Deficit	(660,549)	(589,881)
Total equity	507,008	457,676

Total liabilities and Members Equity	$883,635	$717,754

MHHC Enterprises, Inc.

Statements of Operations

(Unaudited)

	For the year ended	For the year ended
	December 31, 2019	December 31, 2018

Revenue	$488,272	$452,648

Total Income	488,272	452,648

Operating expenses
Advertising & marketing	2,454	1,237
Auto expense	1,756	1,744
Bank charges	1,764	740
Business license fees	19,931	6,827
Claims expense	241,078	210,677
Contractors	177,362	119,340
Dues & subscriptions	5,826	108
Insurance	1,794	—
Interest expense	449	11,693
Legal & professional fees	54,659	19,148
Meals & entertainment	2,662	1,843
Office expense	11,678	8,360
Office supplies & software	—	7,576
Other business expenses	—	537
Payroll expense	—	—
Reimbursements	—	—
Rent expense	1,689	5,859
Stock based compensation	—	—
Stock registration fees	5,657	13,003
Taxes & licenses	4,197	62
Travel	22,945	23,994
Utilities	3,038	—
Total expenses	558,939	432,748
	—
Net income	$(70,667)	$19,900

MHHC Enterprises, Inc.

Statements of Stockholders’ Equity

(Unaudited)

					Preferred Stock
	Common Stock				Series A
			Additional Paid-In	Discount on Common Stock			Additional Paid-In	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Issuances	Shares	Amount	Capital	Earnings	Deficit

Balance - December 31, 2017	5,769,266,511	$383,807	—	$—	—	$—	$—	$3,968	387,775

Issuance of common shares	—	—	—	—	—	—	—	—	—

Net Income	—	—	—	—	—	—	—	48,446	48,446

Balance - December 31 2018	5,769,266,511	383,807	—	—	—	—	—	52,414	436,221

Net Income	—	—	—	—	—	—	—	293,464	293,464

Balance - December 31 2019	5,769,266,511	383,807	—	—	—	—	—	345,878	729,685

Issuance of Common Stock	1,050,000,000	1,050,000	—	(690,000)	—	—	—	—	360,000

Issuance of Preferred Stock	—	—	—	—	500,000	50	—	—	50

Net Income - six months ended June 30, 2020	—	—	—	—	—	—	—	(568,052)	(568,052)

Balance - June 30, 2020	6,819,266,511	$1,433,807	—	$(690,000)	500,000	$50	$—	$(222,174)	$521,683

MHHC Enterprises, Inc.

Statements of Cash Flows

(Unaudited)

	For the Year Ended
	December 31, 2019	December 31, 2018
OPERATING ACTIVITIES
Net Income	$(70,667)	$19,900
Adjustments to reconcile Net Income to Net Cash provided by operations:
Accounts Receivable (A/R)	(133,164)	(333,416)
Accrued warranty claims	104,855	210,499
Accounts Payable	27,909	7,864
Due from McCusker Holdings	—	14,300
Fund box payable	(1,763)	(5,640)
Payroll Liabilities	—	—
Total Adjustments to reconcile Net Income to Net Cash provided by operations:
Net cash provided by operating activities	(72,830)	(86,493)

FINANCING ACTIVITIES
Issuance of preferred stock series A	—	—
Issuance of common stock	60,000	—
Notes payable	(14,452)	75,500
Additional paid in capital	60,000	—
Net cash provided by financing activities	105,548	75,500

Net cash increase for the period	32,718	(10,993)
Cash balance at beginning of period	530	11,524
cash balance at end of period	$33,248	$531

MHHC Enterprises, Inc.

Notes to the financial statements

December 31,2019 and December 31, 2018

Note 1 – Organization and Description of Business

Nature of Operations MHHC Enterprises Inc., f/k/a Mccusker Holdings Corp incorporated February 27, 2017 a Nevada State Corporation. MHHC is a leading national provider of consumer electronics extended warranty services and manufacturing OEM performance program warranties. MHHC provides help desk and warranty administration services for a wide variety of other industries as well. MHHC's clients include OEMs, retailers, underwriters and third-party administrators (TP As). The Company provides a turnkey solution by organizing the service and support expertise its clients need all in one place.

The Company has elected December 31 as its year end.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents. Consolidated cash and cash equivalents for the six months ended December 31, 2019 was $33,248 and $531 as of December 31, 2019.

Income Taxes

The Company accounts for income taxes under ASC 740 “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

MHHC Enterprises, Inc.

Notes to the financial statements

December 31,2019 and December 31, 2018

Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

The Company follows FASB Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•	Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of February 28, 2019. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, other current assets, accounts payable, accrued compensation and accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions

Revenue Recognition

Revenue Recognition Revenue is recognized when the warranties are transferred from the customer to the company.

MHHC Enterprises, Inc.

Notes to the financial statements

December 31,2019 and December 31, 2018

Recently Issued Accounting Pronouncements

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

Note 3 – Accounts Receivable

Accounts receivable at December 31, 2019 and December 31, 2018 was $466,580 and $333,416.

Note 4 – Due from McCusker Holding

This account consists of amounts receivable from McCusker Holding. The balance as of December 31, 2019 and December 31, 2018 was $383,807.

Note 5 – Related Party Transactions

Other Payables Note Payable are amounts loaned from the officers of the corporation. The balances as of December 31, 2019 and December 31, 2018 were $25,500 and $39,952 respectively.

Note 6 - Accrued Warranty Claims

Accrued warranty claims are the estimated claims payable from the warranties that have been included in revenue. As the warranties expire the accrued warranty claims are adjusted to actual cost. As of December 31 2019 and December 31, 2018 the balance of this account was $315,354 and $210,499, respectively.

Stockholders' Equity The Company has Class A Common Stock with a par value of$.0001. 7,000,000,000 Shares authorized, 6,819,266,511 issued and outstanding. The Company has issued 500,000 Shares of Preferred stock. These shares have voting rights that give them 51% of the Common stock votes.

MHHC Enterprises, Inc.

Balance Sheets

September 30, 2020

(Unaudited)

	September 30, 2020	September 30, 2019
Assets
Current Assets
Cash	$304,184	$10,826
Accounts receivable	502,341	353,600
Other current assets	406,446	383,807
Total current assets	1,212,971	748,233

Total Assets	$1,212,971	$748,233

Liabilities and Members Equity
Current liabilities
Accounts payable	$17,737	$5,156
Credit cards	—	—
Payroll liabilities	267	4,430
Total current liabilities	18,004	9,586

Long term liabilities
Accrued warranty claims	313,329	89,756
PPE Loan	123,500	—
Notes payable - related party	25,500	75,500
Total current liabilities	462,329	165,256

Total Liabilities	480,333	174,842

Stockholder's Equity
Preferred Stock Series A; par value $0.0001; 25,000,000 authorized 500,000 issued and outstanding as of September 30, 2020 and 0 at September 30, 2019	50	—
Common Stock; par value $0.001; 7,000,000,000 authorized; 6,819,266,511 issued and outstanding as of September 30, 2020 and September 30, 2019	1,433,808	383,807
Discount on Common stock issuances	(690,000)	—
Additional paid in capital	—	36,691

Accumulated Deficit	(11,220)	152,893
Total equity	732,638	573,391

Total liabilities and Members Equity	$1,212,971	$748,233

MHHC Enterprises, Inc.

Statement of Operations

September 30, 2020

(Unaudited)

	For the nine months ended September 30,
	2020	2019

Revenue	$560,512	$369,630

Total Income	560,512	369,630

Operating expenses
Advertising & marketing	1,654	6,711
Auto expense	2,047	1,212
Bank charges	1,195	2,607
Claims expense	88,498	40,850
Dues & subscriptions	8,561	7,582
Insurance	2,203	1,558
Interest	—	7,068
Meals & entertainment	1,071	2,398
Office expense	5,093	1,081
Office supplies & software	6,787	5,801
Other business expenses	1,376	6,018
Contractors	11,085	8,070
Payroll expense	94,132	24,703
Professional fees	—	—
Reimbursements	1,725	17,025
Legal & professional fees	47,753	41,394
Rent expense	981	2,773
Taxes & licenses	23,929	24,185
Travel	9,331	11,427
Utilities	5,625	4,274
Total expenses	317,527	216,737

Net income	$242,985	$152,893

MHHC Enterprises, Inc.

Statement of Stockholders’ Equity

September 30, 2020

(Unaudited)

					Preferred Stock
	Common Stock				Series A
			Additional Paid-In	Discount on Common Stock			Additional Paid-In	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Issuances	Shares	Amount	Capital	Earnings	Deficit

Balance - December 31, 2017	5,769,266,511	$383,807	—	$—	—	$—	$—	$3,968	387,775

Issuance of common shares	—	—	—	—	—	—	—	—	—

Net Income	—	—	—	—	—	—	—	48,446	48,446

Balance - December 31 2018	5,769,266,511	383,807	—	—	—	—	—	52,414	436,221

Net Income	—	—	—	—	—	—	—	293,464	293,464

Balance - December 31 2019	5,769,266,511	383,807	—	—	—	—	—	345,878	729,685

Issuance of Common Stock	1,050,000,000	1,050,000	—	(690,000)	—	—	—	—	360,000

Issuance of Preferred Stock	—	—	—	—	500,000	50	—	—	50
									—
Net Income - six months ended June 30, 2020	—	—	—	—	—	—	—	(568,052)	(568,052)

Balance - June 30, 2020	6,819,266,511	$1,433,807	—	$(690,000)	500,000	$50	$—	$(222,174)	$521,683

Net Income - three months ended September 30, 2020	—	—	—	—	—	—	—	$225,493	$225,493

Income adjustment	—	—	—	—	—	—	—	$(14,539)	$(14,539)

Balance - September 30, 2020	6,819,266,511	1,433,807	—	(690,000)	500,000	50	—	$(11,220)	$732,638

MHHC Enterprises, Inc.

Statement of Cash Flows

September 30, 2020

(Unaudited)

	For the nine Months Ended September 30,
	2020	2019
OPERATING ACTIVITIES
Net Income	$242,985	$152,893
Adjustments to reconcile Net Income to Net Cash provided by operations:
Accounts Receivable (A/R)	(82,934)	(18,308)
Accrued warranty claims	276,217	(108,399)
Accounts Payable	17,479	(4,597)
Accrued expenses	(16,574)	—
Payroll Liabilities	(10,227)	4,430
Total Adjustments to reconcile Net Income to Net Cash provided by operations:
Net cash provided by operating activities	426,946	26,019

FINANCING ACTIVITIES
Issuance of preferred stock series A	50	—
Issuance of common stock	298,118	—
Repayments of notes payable - related parties	(50,000)	—
Additional paid in capital	(538,201)	(15,723)
PPP Loan	123,500	—
Net cash provided by financing activities	(166,533)	(15,723)

Net cash increase for the period	260,413	10,296
Cash balance at beginning of period	9,895	530
Cash balance at end of period	$270,308	$10,826

MHHC Enterprises, Inc.

Notes to the financial statements

September 30, 2020

Note 1 – Organization and Description of Business

Nature of Operations MHHC Enterprises Inc., f/k/a Mccusker Holdings Corp incorporated February 27, 2017 a Nevada State Corporation. MHHC is a leading national provider of consumer electronics extended warranty services and manufacturing OEM performance program warranties. MHHC provides help desk and warranty administration services for a wide variety of other industries as well. MHHC's clients include OEMs, retailers, underwriters and third-party administrators (TP As). The Company provides a turnkey solution by organizing the service and support expertise its clients need all in one place.

The Company has elected December 31 as its year end.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents. Consolidated cash and cash equivalents for the nine months ended September 30, 2020 was $304,184 and $10,826 as of September 30, 2019.

Income Taxes

The Company accounts for income taxes under ASC 740 “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

MHHC Enterprises, Inc.

Notes to the financial statements

September 30, 2020

Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

The Company follows FASB Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•	Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of February 28, 2019. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, other current assets, accounts payable, accrued compensation and accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions

Revenue Recognition

Revenue Recognition Revenue is recognized when the warranties are transferred from the customer to the company.

MHHC Enterprises, Inc.

Notes to the financial statements

September 30, 2020

Recently Issued Accounting Pronouncements

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

Note 3 – Accounts Receivable

Accounts receivable at September 30, 2020 and September 30, 2019 was $502,341 and $353,600.

Note 4 – Due from McCusker Holding

This account consists of amounts receivable from Mccusker Holding. The balance as of September 30, 2020 and September 30, 2019 was $383,807.

Note 5 – Related Party Transactions

Other Payables Note Payable Hawley and MacKay are amounts loaned from the officers of the corporation. The balances as of September 30 , 2020 and September 30, 2019 were $27,500 and $75,500 respectively.

Note 6 - Accrued Warranty Claims

Accrued warranty claims are the estimated claims payable from the warranties that have been included in revenue. As the warranties expire the accrued warranty claims are adjusted to actual cost. As of September 30 , 2020 and September 30, 2019 the balance of this account was $313,329 and $89,756, respectively.

Stockholders' Equity The Company has Class A Common Stock with a par value of $.0001. 7,000,000,000 Shares authorized, 6,819,266,511 issued and outstanding. The Company has issued 500,000 Shares of Preferred stock. These shares have voting rights that give them 51% of the Common stock votes.